Exhibit 99.1
Daktronics, Inc. Announces 2023 Fiscal Third Quarter Results

Brookings, S.D., March 8, 2023 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported results for its fiscal 2023 third quarter which ended January 28, 2023.

Q3 FY2023 financial highlights:
•Record third quarter net sales of $185.0 million, a 32.5 percent increase from the third quarter of fiscal 2022
•Product order backlog was $429.1 million(1) compared to backlog of $353.3 million in the year-earlier period
•Gross profit as a percentage of net sales improved from 16.0 percent to 22.6 percent compared to prior year
•Operating income was $7.1 million and adjusted operating income(2) was $11.7 million, versus an adjusted operating loss of $5.7 million in the third quarter of fiscal 2022
•Overall margin improvements were driven by:
◦Strategic pricing increases;
◦Improved supply chain, production and inventory management; and
◦Programs to improve company-wide expense management.

Reece Kurtenbach, Daktronics' Chairman, President, and Chief Executive Officer, stated, "I am grateful to our customers who continue to turn to Daktronics for our industry leading products and systems, despite the unusually long lead times caused by supply chain constraints over the last two years. At the same time, I am proud of how our employees delivered for our customers while facing historically high demand and an unprecedented operating environment." Mr. Kurtenbach continued, "Our deliberate actions to carefully align our production planning, inventory, and labor force to our strong customer demand are proving successful, as evidenced by our record sales and improved gross profit margins, operating income and cash flow during the third quarter. As we disclosed at the end of the last reported quarter, we have a robust order pipeline and backlog and improving revenue conversion."

Business and Liquidity Improvement Update
During the quarter we made significant progress across all initiatives of our liquidity enhancement program. We improved our financial flexibility with the extension of a $10.0 million maturity on our credit facility and adjustments to generate more cash and increase profits. Our ability to reduce order cycle times was aided by the easing of pandemic-related supply chain disruptions, enabling us to work through our built-up inventory, which we expect will return to more normalized levels over the next year.

Over the course of the quarter, we made several important business improvements including:
•Adjustments to pricing and product mix to improve gross margins;
•Working capital improvements through accelerated accounts receivables collections;
•Increases to production capacity and improvements to operational efficiency;
•Careful management of expenses while prioritizing high-return investments into the business, including hiring production and customer service staff to support our growth; and
•Taking decisive measures to ensure the Company has the financial flexibility needed to meet continued strong customer demand.
The Board's independent Strategy and Financing Review Committee retained financial advisors to help examine the Company's long-term capital requirements and is currently working with management to evaluate financing alternatives. Resolving any concern about the Company’s capital position remains a priority.

(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.
(2) Adjusted operating income is not a measure defined by GAAP, and our methodology for determining adjusted operating income may vary from the methodology used by other companies in determining measures for operating performance. See the reconciliation table for more details.

Outlook
We expect the markets for the advanced technology and systems we design, engineer, manufacture and service to grow over the long-term. Technology trends and our customers' desire to inform, entertain, and persuade consumers through the dynamic displays and control software we offer will continue to drive demand for our products. In the near-term, we believe our increased production capacity and stability of operations will enable us to efficiently convert our backlog to sales while shrinking our production lead times, giving us a better opportunity to capture additional market share. We continue to intensely monitor our production capabilities, inflation's impact on material prices and labor, and supply conditions in the ever-evolving geopolitical and global economic environment to ensure we quickly adjust our resources and product pricing to expand our margins and increase our profitability.
Heading into the fourth quarter, we expect to benefit from our increased production capacity, factory automation investments, expanded labor availability, and reduced supply chain disruptions. Combined, these will support our initiatives to reduce inventory levels and improve our profitability, cash generation and working capital utilization.

Third Quarter Income Statement Highlights
Orders for the third quarter of fiscal 2023 decreased 30.9 percent as compared to the third quarter of fiscal 2022 primarily due to the record number of orders in the third quarter of fiscal 2022. Orders in 2022 were driven by pent-up demand after COVID, which was unusual and was not expected to be repeated in fiscal 2023.
Net sales for the third quarter of fiscal 2023 increased by 32.5 percent as compared to the third quarter of fiscal 2022. Sales growth was driven by the conversion of our strong backlog, improved stabilization of supply chains, and increased manufacturing capacity.
Gross profit as a percentage of net sales increased to 22.6 percent for the third quarter of fiscal 2023 as compared to 16.0 percent a year earlier. The increase in gross profit percentage was primarily due to strategic pricing actions taken late calendar year 2022 and through 2023, and because of fewer supply chain and operational disruptions during the third quarter of fiscal 2023.
Operating expenses increased 23.6 percent to $34.6 million in the third quarter of fiscal 2023 as compared to $28.0 million for the third quarter of fiscal 2022. We performed our annual goodwill impairment test and concluded that the carrying value of the International and Live Events reporting units exceeded their respective fair values. Consequently, we recorded a $4.6 million non-cash goodwill impairment charge, which contributed to the increase in operating expenses. The increase was also due to legal fees, accounting and auditing services, and other personnel related expenses.
Operating income as a percent of sales for the third quarter of fiscal 2023 was a positive 3.8 percent, compared to a negative 4.1 percent for the third quarter of fiscal 2022 due to the combined factors discussed above. Adjusted operating income(2) was 6.3 percent of sales for the third quarter of fiscal 2023.
Our effective tax rate for the three months ended January 28, 2023 was 30.5 percent as compared to an effective tax rate of 32.2 percent for the three months ended January 29, 2022. The slight decrease in tax rate is primarily driven by changes in permanent tax benefits as a percentage of book income recognized during the quarter compared to similar impacts of tax credits and other permanent tax items as a percentage of book income recognized in the third quarter of fiscal 2022.

Balance Sheet and Cash Flow
At the end of the fiscal 2023 third quarter, our working capital ratio was 1.6 to 1. Inventory levels dropped slightly since the end of the second quarter and are expected to approach more normalized levels as supply chain disruptions continue to ease and order backlog is fulfilled. Cash, restricted cash and marketable securities totaled $11.3 million, and we had $23.6 million drawn on our $45.0 million line of credit and an additional $7.5 million used for letters of credit. During the third quarter of fiscal 2023, we generated $12.5 million from operations and used $5.6 million for purchases of property and equipment to improve production capacity.

(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.
(2) Adjusted operating income is not a measure defined by GAAP, and our methodology for determining adjusted operating income may vary from the methodology used by other companies in determining measures for operating performance. See the reconciliation table for more details.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, our ability to obtain additional financing on terms favorable to us, or at all, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, any future goodwill impairment charges, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2022 fiscal year and its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 30, 2022 and October 29, 2022. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022. this release does not include a reconciliation of orders or backlog, as it would be impractical to do so without unreasonable effort.
(2) Adjusted operating income is not a measure defined by GAAP, and our methodology for determining adjusted operating income may vary from the methodology used by other companies in determining measures for operating performance. See the reconciliation table for more details.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$184,975	$139,558	$544,334	$448,767
Cost of sales	143,262	117,250	445,123	362,007
Gross profit	41,713	22,308	99,211	86,760

Operating expenses:
Selling	12,908	12,735	41,866	37,012
General and administrative	9,861	8,328	27,989	24,100
Product design and development	7,250	6,925	21,655	21,283
Goodwill impairment	4,576	—	4,576	—
	34,595	27,988	96,086	82,395
Operating income (loss)	7,118	(5,680)	3,125	4,365

Nonoperating (expense) income:
Interest (expense) income, net	(398)	56	(721)	134
Other expense, net	(1,380)	(793)	(2,335)	(2,613)

Income (loss) before income taxes	5,340	(6,417)	69	1,886
Income tax expense (benefit)	1,627	(2,067)	14,666	177
Net income (loss)	$3,713	$(4,350)	$(14,597)	$1,709

Weighted average shares outstanding:
Basic	45,387	45,223	45,320	45,263
Diluted	45,448	45,223	45,320	45,442

Earnings (loss) per share:
Basic	$0.08	$(0.10)	$(0.32)	$0.04
Diluted	$0.08	$(0.10)	$(0.32)	$0.04

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 28, 2023	April 30, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,022	$17,143
Restricted cash	708	865
Marketable securities	530	4,020
Accounts receivable, net	115,840	101,099
Inventories	164,879	134,392
Contract assets	36,098	41,687
Current maturities of long-term receivables	1,716	2,798
Prepaid expenses and other current assets	8,770	14,963
Income tax receivables	3,259	603
Total current assets	341,822	317,570

Property and equipment, net	73,795	66,765
Long-term receivables, less current maturities	452	1,490
Goodwill	3,292	7,927
Intangibles, net	1,220	1,472
Investment in affiliates and other assets	33,071	32,321
Deferred income taxes	—	13,331
TOTAL ASSETS	$453,652	$440,876
/

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	January 28, 2023	April 30, 2022
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$70,592	$76,313
Contract liabilities	97,703	90,393
Accrued expenses	32,711	34,959
Warranty obligations	10,998	11,621
Income taxes payable	382	408
Total current liabilities	212,386	213,694

Long-term warranty obligations	19,216	17,257
Long-term contract liabilities	12,674	10,998
Other long-term obligations	6,397	7,076
Line of Credit	23,638	—
Deferred income taxes	—	287
Total long-term liabilities	61,925	35,618

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50,000 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000,000 shares; 47,373,959 and 46,733,544 shares issued at January 28, 2023 and April 30, 2022, respectively	63,002	61,794
Additional paid-in capital	49,719	48,372
Retained earnings	82,011	96,608
Treasury Stock, at cost, 1,907,445 shares at January 23, 2023 and April 30, 2022, respectively	(10,285)	(10,285)
Accumulated other comprehensive loss	(5,106)	(4,925)
TOTAL SHAREHOLDERS' EQUITY	179,341	191,564
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$453,652	$440,876

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 28, 2023	January 29, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(14,597)	$1,709
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12,543	11,544
Gain on sale of property, equipment and other assets	(588)	(737)
Share-based compensation	1,487	1,503
Equity in loss of affiliates	2,596	1,966
Provision (recovery) for doubtful accounts, net	674	(600)
Deferred income taxes, net	13,028	151
Goodwill impairment	4,576	—
Change in operating assets and liabilities	(29,206)	(41,000)
Net cash used in operating activities	(9,487)	(25,464)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,809)	(10,024)
Proceeds from sales of property, equipment and other assets	612	838
Purchases of marketable securities	—	(4,045)
Proceeds from sales or maturities of marketable securities	3,490	—
Purchases of equity and loans to equity investees	(3,240)	(6,695)
Net cash used in investing activities	(20,947)	(19,926)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	283,115	—
Payments on notes payable	(259,477)	—
Principal payments on long-term obligations	—	(200)
Payments for common shares repurchased	—	(3,000)
Proceed from exercise of stock options	—	8
Tax payments related to RSU issuances	(140)	(199)
Net cash provided by (used in) financing activities	23,498	(3,391)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(342)	98
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(7,278)	(48,683)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	18,008	80,402
End of period	$10,730	$31,719

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
(in thousands)	January 28, 2023	January 29, 2022	Dollar Change	Percent Change	January 28, 2023	January 29, 2022	Dollar Change	Percent Change
Net Sales:
Commercial	$49,967	$40,095	$9,872	24.6%	$127,132	$107,339	$19,793	18.4%
Live Events	67,748	39,057	28,691	73.5	193,370	150,840	42,530	28.2
High School Park and Recreation	28,312	23,721	4,591	19.4	106,127	84,362	21,765	25.8
Transportation	17,578	15,823	1,755	11.1	53,797	42,434	11,363	26.8
International	21,370	20,862	508	2.4	63,908	63,792	116	0.2
	$184,975	$139,558	$45,417	32.5%	$544,334	$448,767	$95,567	21.3%
Orders: (1)
Commercial	$28,737	$47,012	$(18,275)	(38.9)%	$119,126	$143,699	$(24,573)	(17.1)%
Live Events	61,011	79,478	(18,467)	(23.2)	193,763	169,665	24,098	14.2
High School Park and Recreation	28,097	35,884	(7,787)	(21.7)	97,574	107,246	(9,672)	(9.0)
Transportation	13,525	20,810	(7,285)	(35.0)	45,812	56,854	(11,042)	(19.4)
International	17,005	31,605	(14,600)	(46.2)	45,130	82,778	(37,648)	(45.5)
	$148,375	$214,789	$(66,414)	(30.9)%	$501,405	$560,242	$(58,837)	(10.5)%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Nine Months Ended
	January 28, 2023	January 29, 2022
Net cash used in operating activities	$(9,487)	$(25,464)
Purchases of property and equipment	(21,809)	(10,024)
Proceeds from sales of property and equipment	612	838
Free cash flow	$(30,684)	$(34,650)
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income (loss)*
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Operating income (loss) (GAAP Measure)	$7,118	$(5,680)	$3,125	$4,365
Plus goodwill impairment	4,576	—	4,576	—
Adjusted operating income (loss) (non-GAAP measure)	$11,694	$(5,680)	$7,701	$4,365

*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating income plus asset impairments. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.